Exhibit 99.1

CITI TRENDS ANNOUNCES PATRICIA LUZIER’S RETIREMENT

FROM THE BOARD OF DIRECTORS

LAURENS GOFF TO BE ADDED TO THE BOARD

SAVANNAH, GA (November 5, 2013) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that on November 4, 2013, Patricia M. Luzier informed the Company of her decision to retire from the Board of Directors due to other business demands.

Citi Trends also announced that Laurens M. Goff has joined the Company’s Board.  Mr. Goff will serve on the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee of the Board of Directors.

Mr. Goff is a co-founder and Managing Partner of Stone-Goff Partners, a private equity firm focused on investing in private companies in the lower middle market.  Mr. Goff began his career in the investment banking division of Furman Selz LLC.  He subsequently joined Hampshire Equity Partners, a middle market buyout firm, where he spent over eight years sourcing, executing and managing private equity investments, including Citi Trends, prior to its initial public offering in 2005.

Ed Anderson, Chairman and Chief Executive Officer of Citi Trends, noted, “Pat has been a valuable contributor to Citi Trends since joining the Board in 2005.  She will be missed by all of us; however, we understand the demands on her time and wish her the best in her future endeavors.”

Mr. Anderson continued, “We believe that Laurens’ previous experience as a director of Citi Trends prior to the Company’s initial public offering, together with his experiences with a number of other businesses, will make him a valuable addition to our Board.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 505 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman & Chief Executive Officer
	(912) 443-2075	(912) 443-3705